Exhibit 10.1

Stock Option Grant Agreement

Granted To:	Grant Date:

Number of Shares: 5,000	Option Price:

This agreement confirms the terms of the stock option (the “Option”) granted by Scientific-Atlanta, Inc. (the “Company”) to the undersigned under the Non-Employee Directors Stock Option Plan (the “Plan”). The Option is subject to all of the terms and provisions of the Plan, which is incorporated herein by reference.

The Option becomes exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant. Another 25% will become exercisable on the second, third, and fourth anniversaries, respectively. The number of shares subject to the Option, and the exercise price, are subject to adjustment as provided in the Plan.

You may exercise the Option by paying the exercise price (number of shares exercised multiplied by the share option price) in cash, by transferring Shares of the Company’s stock you already own, or by any combination of cash and stock. Each election to exercise the Option must be in writing, signed by you and delivered to the Office of the Secretary of the Company, and must be accompanied by payment in full for the shares being purchased.

In the event the Company determines that it is required to withhold federal or state income tax as a result of the exercise of this Option, you must as a condition of exercising the Option, make arrangements satisfactory to the Company to enable the Company to satisfy such withholding requirements.

Brian C. Koenig

Sr. Vice President, Human Resources

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